EXHIBIT 99.1

MARTIN MIDSTREAM PARTNERS REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS AND RELEASES 2025 GUIDANCE

•Reported net loss of $8.9 million and $5.2 million for the fourth quarter and full year ended December 31, 2024, respectively, which includes $3.7 million in costs associated with the termination of the Merger Agreement
•Adjusted EBITDA of $23.3 million and $110.6 million for the fourth quarter and full year ended December 31, 2024, respectively
•On December 26, 2024, announced termination of the Merger Agreement with Martin Resource Management Corporation
•Releases 2025 Adjusted EBITDA Guidance of $109.1 million, growth capital expenditures of $9.0 million, and maintenance capital expenditures of $25.9 million

KILGORE, Texas, February 12, 2025 (BUSINESS WIRE) -- Martin Midstream Partners L.P. (Nasdaq: MMLP) (“MMLP” or the “Partnership”) today announced its financial results for the fourth quarter and full year ended December 31, 2024.

Bob Bondurant, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of the Partnership, stated, “For the fourth quarter and full year 2024 the Partnership generated Adjusted EBITDA of $23.3 million and $110.6 million, respectively, which was below our annual guidance level by approximately $5.5 million, with the variance primarily occurring in the fourth quarter. Our total debt outstanding was approximately $453.6 million as of December 31, 2024 and our liquidity was approximately $80.7 million under our revolving credit facility. We ended the year with an adjusted leverage ratio of 3.96 times based on Credit Adjusted EBITDA which includes capitalized interest and a pro-forma adjustment related to the ELSA project.”

“Speaking to our financial results by business segment, I'll begin with the Transportation division where the majority of the guidance variance occurred, as Adjusted EBITDA for the quarter was $6.5 million compared to guidance of $11.2 million. The marine business experienced much lower levels of utilization for our heated barges when compared to projections as refinery activity slowed during the quarter. Results for the land transportation business were negatively impacted early in the quarter by Hurricane Milton in Central Florida resulting in short-term challenges to our trucking operations in that market.”

“The Terminalling and Storage segment recorded Adjusted EBITDA for the quarter of $7.4 million compared to guidance of $9.4 million. During the quarter, the Smackover refinery dealt with operating performance challenges which resulted in increased expenses related to product blending. Our Specialty Terminals also saw increased maintenance costs in the quarter related to equipment repairs due to Hurricane Milton.”

“The Sulfur Services segment generated Adjusted EBITDA of $9.4 million compared to guidance of $7.6 million for the quarter as both the fertilizer and sulfur businesses beat guidance by approximately $1.0 million. The fertilizer business benefited from increased sales volumes for all product lines as compared to forecast and volumes in the sulfur business were 14% higher than our internal forecast. The segment also benefited from the revenue related to the guaranteed reservation fee, beginning this quarter as part of the improvements to our Plainview, Texas facility for the ELSA project.”

“For the quarter, the Specialty Products segment was in line with guidance as Adjusted EBITDA was $4.5 million compared to guidance of $4.6 million. The lubricants and grease businesses experienced higher margins as compared to forecast which was offset by lower than projected sales volumes for the propane business due to warm winter weather.”

“Capital expenditures for the quarter were $9.5 million with $2.9 million related to growth projects and $6.6 million for maintenance and turnaround costs. For the year 2024, growth capital expenditures totaled $25.4 million including $20.3 million for the ELSA project, and maintenance and turnaround costs were approximately $34.1 million for a total of $59.5 million.”

2025 Guidance

Commenting on 2025 full year guidance, Mr. Bondurant said, “The Partnership expects to generate Adjusted EBITDA of $109.1 million in 2025, which includes unallocated selling, general and administrative expenses of approximately $14.6 million. In addition, we anticipate capital expenditures for growth, maintenance, and plant turnaround costs to be $34.9 million. These projections result in Adjusted Free Cash Flow of approximately $18.8 million for the fiscal year.”

“The Transportation segment is projected to generate $35.4 million of Adjusted EBITDA in 2025. While we are projecting the marine business to improve year over year, results in land transportation will be negatively impacted by higher operating lease costs as we continue to recapitalize the fleet and forecasted increases in casualty insurance premiums for the trucking industry as a whole. The Terminalling and Storage segment Adjusted EBITDA forecast of $35.6 million reflects stable fee-based businesses which are favorably impacted by annual adjustments based on a price index. The Adjusted EBITDA forecast of $31.9 million for the Sulfur Services segment reflects increased earnings from the ELSA project and fertilizer business, offset by an anticipated decrease in margin per ton on the pure sulfur side. The Specialty Products segment Adjusted EBITDA forecast of $20.8 reflects anticipated stability in each business with a slight increase in results for both the grease and propane businesses.”

“Finally, as we considered the future of MMLP, including through conversations over the last year with our investors and advisors, it became clear internally that our focus should remain on improving the balance sheet through debt reduction and identifying opportunities to improve operating results that will strengthen the Partnership’s position when the time arrives to refinance our outstanding notes due in 2028. As we look forward, I want to thank our employees for their dedication and commitment to serving our customers, suppliers, and communities where we live and operate.”

More detailed 2025 Financial Guidance is provided as an attachment included in the Current Report on Form 8-K to which this press release is included.

The Partnership has not provided comparable GAAP financial information on a forward-looking basis because it would require the Partnership to create estimated ranges on a GAAP basis, which would entail unreasonable effort as the adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with a reasonable degree of certainty but may include, among others, costs related to debt amendments and unusual charges, expenses and gains. Some or all of those adjustments could be significant.

MMLP does not intend at this time to provide financial guidance beyond 2025.

Termination of the Merger Agreement

As previously disclosed, on December 26, 2024, MMLP announced the termination of the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated October 3, 2024, with Martin Resource Management Corporation (“MRMC”), pursuant to which MRMC would have acquired all of the outstanding common units of MMLP not already owned by MRMC and its subsidiaries (the “Merger”). The Merger Agreement was terminated by the mutual written consent of MRMC and MMLP (with the approval of the Conflicts Committee of the Board of Directors of Martin Midstream GP LLC pursuant to the terms of the Merger Agreement. MMLP will continue to operate as a standalone publicly traded company.

FOURTH QUARTER 2024 OPERATING RESULTS BY BUSINESS SEGMENT

	Operating Income (Loss) ($M)		Credit Adjusted EBITDA ($M)		Adjusted EBITDA ($M)
	Three Months Ended December 31,
	2024	2023	2024	2023	2024	2023
	(Amounts may not add or recalculate due to rounding)
Business Segment:
Transportation	$3.7	$8.6	$6.5	$12.0	$6.5	$12.0
Terminalling and Storage	1.5	3.9	7.4	9.0	7.4	9.0
Sulfur Services	6.1	4.8	9.4	7.4	9.4	7.4
Specialty Products	3.7	4.0	4.5	4.9	4.5	4.9
Unallocated Selling, General and Administrative Expense	(8.2)	(4.1)	(4.4)	(4.1)	(4.4)	(4.1)
	$6.8	$17.2	$23.3	$29.2	$23.3	$29.2

Transportation Adjusted EBITDA decreased by $5.5 million. In our land division, Adjusted EBITDA declined by $4.3 million, primarily due to increased operating expenses. Additionally, lower miles contributed to a decrease in freight revenue. In our marine division, Adjusted EBITDA decreased by $1.2 million, driven by lower inland utilization and higher employee-related expenses. These impacts were partially offset by higher inland and offshore day rates, as well as lower operating expenses.

Terminalling and Storage Adjusted EBITDA decreased by $1.6 million. At our Smackover refinery, Adjusted EBITDA declined by $0.9 million, primarily due to higher operating expenses. In our specialty terminals division, Adjusted EBITDA fell by $1.4 million, driven by increased operating expenses. These declines were partially offset by a $0.5 million increase in Adjusted EBITDA in our shore-based terminals division, primarily due to higher fuel throughput. In our underground NGL storage division, Adjusted EBITDA increased by $0.1 million as lower operating expenses were partially offset by decreased throughput revenue.

Sulfur Services Adjusted EBITDA increased by $2.0 million. In our fertilizer division, Adjusted EBITDA rose by $1.2 million, driven by reservation fees from our new DSM Semichem joint venture. Additionally, we experienced export sales activity in Q4 2024, which did not occur in Q4 2023. In our pure sulfur business, Adjusted EBITDA increased by $0.9 million due to higher margins and volume-driven increased to operating fees. These increases were partially offset by a $0.1 million decline in our sulfur prilling business, primarily due to higher operating expenses.

Specialty Products Adjusted EBITDA decreased by $0.4 million. In our lubricants division, Adjusted EBITDA increased by $0.2 million, driven by higher margins, partially offset by lower volumes. In our grease division, Adjusted EBITDA decreased by $0.1 million, primarily due to higher employee-related expenses and lower margins. In our propane division, Adjusted EBITDA declined by $0.3 million, primarily due to lower volumes and margins. In our NGL division, Adjusted EBITDA remained steady at $0.3 million, reflecting consistent volumes and margins.

Unallocated selling, general, and administrative expense increased by $0.3 million, primarily due to higher insurance-related costs. This increase was partially offset by lower professional fees and a reduced overhead allocation from Martin Resource Management Corporation.

FULL YEAR 2024 OPERATING RESULTS BY BUSINESS SEGMENT

	Operating Income (Loss) ($M)		Credit Adjusted EBITDA ($M)		Adjusted EBITDA ($M)
	Twelve Months Ended December 31,
	2024	2023	2024	2023	2024	2023
	(Amounts may not add or recalculate due to rounding)
Business Segment:
Transportation	$30.2	$33.7	$42.5	$46.8	$42.5	$46.8
Terminalling and Storage	11.1	14.5	32.8	35.9	32.8	35.9
Sulfur Services	18.5	17.4	33.5	28.1	30.8	28.1
Specialty Products	17.0	17.1	20.2	22.8	20.2	7.7
Unallocated Selling, General and Administrative Expense	(19.6)	(16.0)	(14.6)	(15.9)	(15.7)	(15.9)
	$57.3	$66.7	$114.4	$117.7	$110.6	$102.6

Transportation Adjusted EBITDA decreased by $4.3 million. In our land division, Adjusted EBITDA declined by $6.5 million, primarily due to higher operating expenses and a slight decrease in transportation rates, partially offset by increased freight revenue driven by higher miles. In our marine division, Adjusted EBITDA increased by $2.2 million, reflecting higher inland and offshore transportation rates and lower insurance-related costs. These increases were partially offset by lower inland and offshore utilization due to downtime from regulatory inspections, as well as higher employee-related expenses.

Terminalling and Storage Adjusted EBITDA decreased by $3.1 million. In our shore-based terminals division, Adjusted EBITDA increased by $2.5 million, primarily due to higher fuel throughput and space rental revenue. In our specialty terminals division, Adjusted EBITDA declined by $2.2 million, driven by increased operating expenses, partially offset by higher storage, throughput, and miscellaneous service revenue. At our Smackover refinery, Adjusted EBITDA decreased by $3.4 million, primarily due to higher insurance-related and other operating expenses. In our underground NGL storage division, Adjusted EBITDA remained steady at $1.6 million.

Sulfur Services Adjusted EBITDA increased by $2.7 million. In our fertilizer division, Adjusted EBITDA rose by $1.6 million, driven by reservation fees from our new DSM Semichem joint venture, increased margins, and export sales activity in 2024, compared to no export activity in 2023. These increases were partially offset by lower sales volumes. In our sulfur division, Adjusted EBITDA increased by $1.1 million. Within this division, our pure sulfur business saw a $1.1 million rise in Adjusted EBITDA due to higher margins, increased service revenue from higher contractual rates, and lower utilities expenses. In our sulfur prilling business, Adjusted EBITDA rose by $0.1 million, primarily due to a volume-driven increase in operating fees, partially offset by higher operating expenses.

Specialty Products Adjusted EBITDA increased $12.5 million. Specialty products Credit Adjusted EBITDA, which excludes 2023 results from the previously exited butane optimization business, declined by $2.6 million. In our lubricants division, Adjusted EBITDA fell by $1.9 million, driven by lower volume and margins, along with higher employee-related expenses. In our grease division, Adjusted EBITDA decreased by $0.3 million, primarily due to higher employee-related expenses. In our propane division, Adjusted EBITDA remained steady at $2.1 million, while in our NGL division, Adjusted EBITDA declined by $0.3 million due to lower margins.

Unallocated selling, general, and administrative expense decreased by $0.2 million, reflecting lower professional fees and a reduction in the overhead allocation from Martin Resource Management Corporation, partially offset by increased insurance claims expense.

RESULTS OF OPERATIONS SUMMARY
(in millions, except per unit amounts)

Period	Net Income (Loss)	Net Income (Loss) Per Unit	Adjusted EBITDA	Credit Adjusted EBITDA	Net Cash Provided by Operating Activities	Distributable Cash Flow	Revenues

Three Months Ended December 31, 2024	$(8.9)	$(0.22)	$23.3	$23.3	$42.2	$2.8	$171.3
Three Months Ended December 31, 2023	$0.5	$0.01	$29.2	$29.2	$31.4	$8.5	$181.1
Twelve Months Ended December 31, 2024	$(5.2)	$(0.13)	$110.6	$114.4	$48.4	$20.3	$707.6
Twelve Months Ended December 31, 2023	$(4.5)	$(0.11)	$102.6	$117.7	$137.5	$32.8	$798.0

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Credit Adjusted EBITDA for the Three Months Ended December 31, 2024

(in millions)	Transportation	Terminalling & Storage	Sulfur Services	Specialty Products	SG&A	Interest Expense	4Q 2024 Actual
Net income (loss)	$3.7	$1.5	$6.1	$3.7	$(9.1)	$(14.9)	$(9.0)
Interest expense add back	–	–	–	–	–	14.9	14.9
Equity in loss of DSM Semichem LLC	–	–	–	–	0.3	–	0.3
Income tax expense	–	–	–	–	0.6	–	0.6
Operating Income (loss)	3.7	1.5	6.1	3.7	(8.2)	–	6.8
Depreciation and amortization	3.0	5.9	3.1	0.8	–	–	12.8
Gain on sale or disposition of property, plant, and equipment	(0.2)	–	–	–	–	–	(0.1)
Transaction expenses related to the terminated Merger with Martin Resource Management Corporation	–	–	–	–	3.7	–	3.7
Non-cash contractual revenue deferral adjustment	–	–	0.2	–	–	–	0.2
Unit-based compensation	–	–	–	–	–	–	–
Adjusted EBITDA and Credit Adjusted EBITDA	$6.5	$7.4	$9.4	$4.5	$(4.4)	$–	$23.3

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Credit Adjusted EBITDA for the Twelve Months Ended December 31, 2024

(in millions)	Transportation	Terminalling & Storage	Sulfur Services	Specialty Products	SG&A	Interest Expense	FY 2024 Actual
Net income (loss)	$30.2	$11.1	$18.5	$17.0	$(24.4)	$(57.7)	$(5.2)
Interest expense add back	–	–	–	–	–	57.7	$57.7
Equity in loss of DSM Semichem LLC	–	–			0.6		$0.6
Income tax expense	–	–	–	–	4.2	–	$4.2
Operating Income (loss)	30.2	11.1	18.5	17.0	(19.6)	–	57.3
Depreciation and amortization	13.0	22.8	11.8	3.2	–	–	50.8
Gain on sale or disposition of property, plant, and equipment	(0.7)	(1.1)	0.3	(0.1)	–	–	(1.6)
Transaction expenses related to the terminated Merger with Martin Resource Management Corporation	–	–	–	–	3.7	–	3.7
Non-cash contractual revenue deferral adjustment	–	–	0.2	–	–	–	0.2
Unit-based compensation	–	–	–	–	0.2	–	0.2
Adjusted EBITDA	42.5	32.8	30.8	20.2	(15.7)	–	110.6
Pro-forma adjustment related to ELSA project	–	–	2.7	–	–	–	2.7
Capitalized interest	–	–	–	–	1.1	–	1.1
Credit Adjusted EBITDA	$42.5	$32.8	$33.5	$20.2	$(14.6)	$–	$114.4

CAPITALIZATION

	December 31, 2024	December 31, 2023
	($ in millions)
Debt Outstanding:
Revolving Credit Facility, Due February 2027 [1]	$53.5	$42.5
Finance lease obligations	0.1	—
11.50% Senior Secured Notes, Due February 2028	400.0	400.0
Total Debt Outstanding:	$453.6	$442.5

Summary Credit Metrics:
Revolving Credit Facility - Total Capacity	$150.0	$175.0
Revolving Credit Facility - Available Liquidity	$80.7	$109.0
Total Adjusted Leverage Ratio [2]	3.96x	3.75x
Senior Leverage Ratio [2]	0.47x	0.36x
Interest Coverage Ratio [2]	2.14x	2.19x

1 The Partnership was in compliance with all debt covenants as of December 31, 2024 and December 31, 2023.
2 As calculated under the Partnership's revolving credit facility.

NON-GAAP FINANCIAL MEASURES

EBITDA, Adjusted EBITDA, Credit Adjusted EBITDA, Distributable cash flow and Adjusted Free Cash Flow are non-GAAP financial measures which are explained in greater detail below under the heading "Use of Non-GAAP Financial Information." The Partnership has also included below tables entitled "Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA, and Credit Adjusted EBITDA” and “Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA, Credit Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow” in order to show the components of these non-GAAP financial measures and their reconciliation to the most comparable GAAP measurement.

An attachment included in the Current Report on Form 8-K to which this announcement is included contains a comparison of the Partnership’s Adjusted EBITDA to the Partnership's Adjusted EBITDA guidance for the fourth quarter and full-year 2024.

About MMLP

Martin Midstream Partners L.P., headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP’s primary business lines include: (1) terminalling, processing, and storage services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marketing, distribution, and transportation services for natural gas liquids and blending and packaging services for specialty lubricants and grease. To learn more, visit www.MMLP.com. Follow Martin Midstream Partners L.P. on LinkedIn, Facebook, and X (formerly known as Twitter).

Forward-Looking Statements

Statements about the Partnership’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment (ii) uncertainties relating to the Partnership’s future cash flows and operations, (iii) the Partnership’s ability to pay future distributions, (iv) future market conditions, (v) current and future governmental regulation, (vi) future taxation, and (vii) other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission (the “SEC”). The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

Use of Non-GAAP Financial Information

To assist management in assessing our business, we use the following non-GAAP financial measures: earnings before interest, taxes, and depreciation and amortization ("EBITDA"), Adjusted EBITDA (as defined below), Credit Adjusted EBITDA (as defined below), distributable cash flow available to common unitholders (“Distributable Cash Flow”), and free cash flow after growth capital expenditures and principal payments under finance lease obligations ("Adjusted Free Cash Flow"). Our management uses a variety of financial and operational measurements other than our financial statements prepared in accordance with U.S. GAAP to analyze our performance.

Certain items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as cost of capital and historical costs of depreciable assets.

EBITDA, Adjusted EBITDA and Credit Adjusted EBITDA. We define Adjusted EBITDA as EBITDA before unit-based compensation expenses, gains and losses on the disposition of property, plant and equipment, impairment and other similar non-cash adjustments, and transaction costs associated with business combination, merger, and divestiture activities. Adjusted EBITDA is used as a supplemental performance and liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts, and others, to assess:

•the financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;
•the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, and make cash distributions to our unitholders; and
•our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing methods or capital structure.

We define Credit Adjusted EBITDA as Adjusted EBITDA excluding net income (loss) and the lower of cost or net realizable value and other non-cash adjustments associated with the butane optimization business, which we exited during the second quarter of 2023. Credit Adjusted EBITDA is used as a supplemental performance and liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts, and others to provide additional information regarding the calculation of, and compliance with, certain financial covenants in the Partnership’s Third Amended and Restated Credit Agreement.

The GAAP measures most directly comparable to adjusted EBITDA and Credit Adjusted EBITDA are net income (loss) and net cash provided by (used in) operating activities. Adjusted EBITDA and Credit Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), net cash provided by (used in) operating activities, or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA and Credit Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA does not include interest expense, income tax expense, and depreciation and amortization. Because we have borrowed money to finance our operations, interest expense is a necessary element of our costs and our ability to generate cash available for distribution. Because we have capital assets, depreciation and amortization are also necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider net income (loss) and net cash provided by (used in) operating activities as determined under GAAP, as well as adjusted EBITDA, to evaluate our overall performance.

Distributable Cash Flow. We define Distributable Cash Flow as Net Cash Provided by (Used in) Operating Activities less cash received (plus cash paid) for closed commodity derivative positions included in Accumulated Other Comprehensive Income (Loss), plus changes in operating assets and liabilities which (provided) used cash, less maintenance capital expenditures and plant turnaround costs. Distributable Cash Flow is a significant performance measure used by our management and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay unitholders. Distributable Cash Flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable Cash Flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a unit of such an entity is generally determined by the unit's yield, which in turn is based on the amount of cash distributions the entity pays to a unitholder.

Adjusted Free Cash Flow. We define Adjusted Free Cash Flow as Distributable Cash Flow less growth capital expenditures and principal payments under finance lease obligations. Adjusted Free Cash Flow is a significant performance measure used by our management and by external users of our financial statements and represents how much cash flow a business generates during a specified time period after accounting for all capital expenditures, including expenditures for growth and maintenance capital projects. We believe that Adjusted Free Cash Flow is important to investors, lenders, commercial banks and research analysts since it reflects the amount of cash available for reducing debt, investing in additional capital projects, paying distributions, and similar matters. Our calculation of Adjusted Free Cash Flow may or may not be comparable to similarly titled measures used by other entities.

The GAAP measure most directly comparable to Distributable Cash Flow and Adjusted Free Cash Flow is Net Cash Provided by (Used in) Operating Activities. Distributable Cash Flow and Adjusted Free Cash Flow should not be considered alternatives to, or more meaningful than, Net Income (Loss), Operating Income (Loss), Net Cash Provided by (Used in) Operating Activities, or any other measure of liquidity presented in accordance with GAAP. Distributable Cash Flow and Adjusted Free Cash Flow have important limitations because they exclude some items that affect Net Income (Loss), Operating Income (Loss), and Net Cash Provided by (Used in) Operating Activities. Distributable Cash Flow and Adjusted Free Cash Flow may not be comparable to similarly titled measures of other companies because other companies may not calculate these non-GAAP metrics in the same manner. To compensate for these limitations, we believe that it is important to consider Net Cash Provided by (Used in) Operating Activities determined under GAAP, as well as Distributable Cash Flow and Adjusted Free Cash Flow, to evaluate our overall liquidity.

Contact:

Sharon Taylor - Executive Vice President & Chief Financial Officer
(877) 256-6644
ir@mmlp.com

MMLP-F

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2024	2023
Assets
Cash	$55	$54
Trade and accrued accounts receivable, less allowance for doubtful accounts of $940 and $530, respectively	53,569	53,293
Inventories	51,707	43,822
Due from affiliates	13,694	7,924
Other current assets	11,454	9,220
Total current assets	130,479	114,313

Property, plant and equipment, at cost	954,059	918,786
Accumulated depreciation	(648,609)	(612,993)
Property, plant and equipment, net	305,450	305,793

Goodwill	16,671	16,671
Right-of-use assets	67,140	60,359
Investment in DSM Semichem LLC	7,314	—
Deferred income taxes, net	9,946	10,200
Intangibles and other assets, net	1,509	2,039
	$538,509	$509,375
Liabilities and Partners’ Capital (Deficit)
Current portion of long term debt and finance lease obligations	$14	$—
Trade and other accounts payable	61,599	51,653
Product exchange payables	798	426
Due to affiliates	4,927	6,334
Income taxes payable	1,283	652
Other accrued liabilities	46,880	41,499
Total current liabilities	115,501	100,564

Long-term debt, net	437,635	421,173
Finance lease obligations	55	—
Operating lease liabilities	47,815	45,684
Other long-term obligations	7,942	6,578
Total liabilities	608,948	573,999
Commitments and contingencies
Partners’ capital (deficit)	(70,439)	(64,624)
Total partners’ capital (deficit)	(70,439)	(64,624)
	$538,509	$509,375

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

	Year Ended December 31,
	2024	2023	2022
Revenues:
Terminalling and storage *	$89,067	$86,514	$80,193
Transportation *	223,934	223,677	219,008
Sulfur services	14,572	13,430	12,337
Product sales: *
Specialty products	264,850	346,777	540,513
Sulfur services	115,199	127,565	166,827
	380,049	474,342	707,340
Total revenues	707,622	797,963	1,018,878

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Specialty products *	228,600	305,903	503,225
Sulfur services *	68,364	83,702	120,062
Terminalling and storage *	72	75	19
	297,036	389,680	623,306
Expenses:
Operating expenses *	255,586	252,211	251,886
Selling, general and administrative *	48,502	40,826	41,812
Depreciation and amortization	50,787	49,895	56,280
Total costs and expenses	651,911	732,612	973,284
Other operating income (loss), net	1,584	1,373	5,669
Operating income	57,295	66,724	51,263

Other income (expense):
Interest expense, net	(57,706)	(60,290)	(53,665)
Equity in loss of DSM Semichem LLC	(624)	—	—
Loss on extinguishment of debt	—	(5,121)	—
Other, net	25	56	(5)
Total other income (expense)	(58,305)	(65,355)	(53,670)
Net income (loss) before taxes	(1,010)	1,369	(2,407)
Income tax expense	(4,197)	(5,918)	(7,927)
Net loss	(5,207)	(4,549)	(10,334)
Less general partner's interest in net loss	104	91	207
Less loss allocable to unvested restricted units	25	14	40
Limited partners' interest in net loss	$(5,078)	$(4,444)	$(10,087)

Net loss per unit attributable to limited partners - basic and diluted	$(0.13)	$(0.11)	$(0.26)
Weighted average limited partner units - basic and diluted	38,831,355	38,771,657	38,726,048

*Related Party Transactions Shown Below

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

*Related Party Transactions Included Above

	Year Ended December 31,
	2024	2023	2022
Revenues:
Terminalling and storage	$71,799	$72,138	$66,867
Transportation	33,250	29,276	28,393
Sulfur Services	664	—	—
Product sales	457	8,767	554
Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Specialty products	31,789	35,930	39,356
Sulfur services	11,915	11,182	10,717
Terminalling and storage	72	75	19
Expenses:
Operating expenses	106,831	100,851	93,630
Selling, general and administrative	39,385	32,021	31,758

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands

	Year Ended December 31,
	2024	2023	2022

Net loss	$(5,207)	$(4,549)	$(10,334)
Changes in fair values of commodity cash flow hedges	—	—	(816)
Comprehensive loss	$(5,207)	$(4,549)	$(11,150)

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CAPITAL
(Dollars in thousands)

	Partners’ Capital (Deficit)
	Common		General Partner Amount	Accumulated Other Comprehensive Income
	Units	Amount			Total
Balances – December 31, 2021	38,802,750	$(50,741)	$1,888	$816	(48,037)

Net loss	—	(10,127)	(207)	—	(10,334)
Issuance of time-based restricted units	48,000	—	—	—	—
Cash distributions	—	(777)	(16)	—	(793)
Changes in fair values of commodity cash flow hedges	—	—	—	(816)	(816)
Excess carrying value of the assets over the purchase price paid by Martin Resource Management	—	374	—	—	374
Unit-based compensation	—	161	—	—	161
Balances – December 31, 2022	38,850,750	(61,110)	1,665	—	(59,445)

Net loss	—	(4,458)	(91)	—	(4,549)
Issuance of time-based restricted units	64,056	—	—	—	—
Cash distributions	—	(777)	(16)	—	(793)
Unit-based compensation	—	163	—	—	163
Balances – December 31, 2023	38,914,806	(66,182)	1,558	—	(64,624)

Net loss	—	(5,103)	(104)	—	(5,207)
Issuance of time-based restricted units	86,280	—	—	—	—
Cash distributions	—	(779)	(16)	—	(795)
Unit-based compensation	—	187	—	—	187
Balances – December 31, 2024	39,001,086	$(71,877)	$1,438	$—	$(70,439)

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net loss	$(5,207)	$(4,549)	$(10,334)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	50,787	49,895	56,280
Amortization and write-off of deferred debt issue costs	3,085	3,978	3,152
Amortization of discount on notes payable	2,400	2,200	—
Deferred income tax expense	254	4,186	5,744
Gain on disposition or sale of property, plant, and equipment	(1,584)	(1,373)	(5,669)
Loss on extinguishment of debt	—	5,121	—
Equity in loss of DSM Semichem LLC	624	—	—
Derivative income	—	—	(901)
Net cash received for commodity derivatives	—	—	85
Unit-based compensation	187	163	161
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	(276)	26,348	4,579
Inventories	(8,079)	65,976	(47,678)
Due from affiliates	(5,770)	86	6,399
Other current assets	88	4,739	(1,479)
Trade and other accounts payable	10,228	(17,539)	486
Product exchange payables	372	394	(1,374)
Due to affiliates	(1,407)	(2,613)	7,123
Income taxes payable	631	(13)	280
Other accrued liabilities	600	2,880	(2,087)
Change in other non-current assets and liabilities	1,418	(2,411)	1,381
Net cash provided by operating activities	48,351	137,468	16,148
Cash flows from investing activities:
Payments for property, plant, and equipment	(42,008)	(34,317)	(27,237)
Payments for plant turnaround costs	(10,897)	(4,825)	(5,176)
Investment in DSM Semichem LLC	(6,938)	—	—
Proceeds from sale of property, plant, and equipment	1,242	5,482	7,769
Net cash used in investing activities	(58,601)	(33,660)	(24,644)
Cash flows from financing activities:
Payments of long-term debt	(244,500)	(632,197)	(393,740)
Payments under finance lease obligations	(9)	(9)	(279)
Proceeds from long-term debt	255,578	543,489	404,650
Excess purchase price over carrying value of acquired assets	—	—	(1,285)
Payments of debt issuance costs	(23)	(14,289)	(64)
Cash distributions paid	(795)	(793)	(793)
Net cash provided by (used in) financing activities	10,251	(103,799)	8,489

Net increase (decrease) in cash	1	9	(7)
Cash at beginning of year	54	45	52
Cash at end of year	$55	$54	$45

MARTIN MIDSTREAM PARTNERS L.P.
SEGMENT OPERATING INCOME
(Dollars and volumes in thousands, except BBL per day)

Terminalling and Storage Segment

    Comparative Results of Operations for the Years Ended December 31, 2024 and 2023

	Year Ended December 31,		Variance	Percent Change
	2024	2023
	(In thousands)

Revenues	$96,555	$95,459	$1,096	1%
Cost of products sold	72	75	(3)	(4)%
Operating expenses	60,409	57,393	3,016	5%
Selling, general and administrative expenses	3,324	2,070	1,254	61%
Depreciation and amortization	22,757	21,030	1,727	8%
	9,993	14,891	(4,898)	(33)%
Other operating income (loss), net	1,105	(359)	1,464	408%
Operating income	$11,098	$14,532	$(3,434)	(24)%

Shore-based throughput volumes (gallons)	170,407	162,363	8,044	5%
Smackover refinery throughput volumes (guaranteed minimum BBL per day)	6,500	6,500	—	—%

Transportation Segment

Comparative Results of Operations for the Years Ended December 31, 2024 and 2023

	Year Ended December 31,		Variance	Percent Change
	2024	2023
	(In thousands)
Revenues	$239,807	$240,926	$(1,119)	—%
Operating expenses	185,813	184,334	1,479	1%
Selling, general and administrative expenses	11,496	9,787	1,709	17%
Depreciation and amortization	13,027	14,879	(1,852)	(12)%
	29,471	31,926	(2,455)	(8)%
Other operating income, net	713	1,775	(1,062)	(60)%
Operating income	$30,184	$33,701	$(3,517)	(10)%

MARTIN MIDSTREAM PARTNERS L.P.
SEGMENT OPERATING INCOME
(Dollars and volumes in thousands, except BBL per day)

Sulfur Services Segment

Comparative Results of Operations for the Years Ended December 31, 2024 and 2023

	Year Ended December 31,		Variance	Percent Change
	2024	2023
	(In thousands)
Revenues:
Services	$14,572	$13,430	$1,142	9%
Products	115,200	127,565	(12,365)	(10)%
Total revenues	129,772	140,995	(11,223)	(8)%

Cost of products sold	79,984	93,842	(13,858)	(15)%
Operating expenses	12,178	13,143	(965)	(7)%
Selling, general and administrative expenses	7,012	5,925	1,087	18%
Depreciation and amortization	11,769	10,690	1,079	10%
	18,829	17,395	1,434	8%
Other operating income (loss), net	(298)	17	(315)	(1,853)%
Operating income	$18,531	$17,412	$1,119	6%

Sulfur (long tons)	407.0	478.0	(71.0)	(15)%
Fertilizer (long tons)	223.0	254.0	(31.0)	(12)%
Sulfur services volumes (long tons)	630.0	732.0	(102.0)	(14)%

Specialty Products Segment

Comparative Results of Operations for the Years Ended December 31, 2024 and 2023

	Year Ended December 31,		Variance	Percent Change
	2024	2023
	(In thousands)
Products revenues	$264,945	$346,863	(81,918)	(24)%
Cost of products sold	237,403	319,200	(81,797)	(26)%
Operating expenses	102	78	24	31%
Selling, general and administrative expenses	7,232	7,120	112	2%
Depreciation and amortization	3,234	3,296	(62)	(2)%
	16,974	17,169	(195)	(1)%
Other operating income (loss), net	64	(60)	124	207%
Operating income	$17,038	$17,109	$(71)	—%

NGL sales volumes (Bbls)	2,307	3,681	(1,374)	(37)%
Other specialty products volumes (Bbls)	346	367	(21)	(6)%
Total specialty products volumes (Bbls)	2,653	4,048	(1,395)	(34)%

Indirect Selling, General and Administrative Expenses

Comparative Results of Operations for the Years Ended December 31, 2024 and 2023

	Year Ended December 31,		Variance	Percent Change
	2024	2023
	(In thousands)
Indirect selling, general and administrative expenses	$19,556	$16,030	$3,526	22%

Non-GAAP Financial Measures

The following table reconciles the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter and years ended December 31, 2024 and 2023, which represents EBITDA, Adjusted EBITDA, Credit Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow:

Reconciliation of Net income (Loss) to EBITDA, Adjusted EBITDA, and Credit Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net income (loss)	$(8,941)	$517	$(5,207)	$(4,549)
Adjustments:
Interest expense	14,895	14,376	57,706	60,290
Income tax expense	563	2,299	4,197	5,918
Depreciation and amortization	12,843	12,224	50,787	49,895
EBITDA	19,360	29,416	107,483	111,554
Adjustments:
Gain on disposition of property, plant and equipment	(264)	(277)	(1,584)	(1,373)
Loss on extinguishment of debt	—	—	—	5,121
Transaction expenses related to the terminated Merger with Martin Resource Management Corporation	3,674	—	3,674	—
Equity in loss of DSM Semichem LLC	221	—	624	—
Non-cash contractual revenue deferral adjustment	310	—	221	—
Lower of cost or net realizable value and other non-cash adjustments	—	—	—	(12,850)
Unit-based compensation	42	36	187	163
Adjusted EBITDA	23,343	29,175	110,605	102,615
Adjustments:
Pro-forma adjustment related to ELSA project	—	—	2,655	—
Capitalized interest	—	—	1,153	—
Plus: net loss associated with butane optimization business	—	—	—	2,256
Plus: lower of cost or net realizable value and other non-cash adjustments	—	—	—	12,850
Credit Adjusted EBITDA	$23,343	$29,175	$114,413	117,721

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA, Credit Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net cash provided by operating activities	$42,167	$31,403	$48,351	$137,468
Interest expense [1]	13,521	13,004	52,221	54,112
Current income tax expense	466	435	3,943	1,732
Transaction expenses related to the terminated Merger with Martin Resource Management Corporation	3,674	—	3,674
Non-cash contractual revenue deferral adjustment	221	—	221
Lower of cost or net realizable value and other non-cash adjustments	—	—	—	(12,850)
Changes in operating assets and liabilities which (provided) used cash:
Accounts and other receivables, inventories, and other current assets	(18,091)	1,336	14,037	(97,149)
Trade, accounts and other payables, and other current liabilities	(17,898)	(18,394)	(10,424)	16,891
Other	(717)	1,391	(1,418)	2,411
Adjusted EBITDA	23,343	29,175	110,605	102,615
Pro-forma adjustment related to ELSA project	—	—	2,655	—
Capitalized interest	—	—	1,153	—
Net loss associated with butane optimization business	—	—	—	2,256
Lower of cost or net realizable value and other non-cash adjustments	—	—	—	12,850
Credit Adjusted EBITDA	23,343	29,175	114,413	117,721
Adjustments:
Interest expense	(14,895)	(14,376)	(57,706)	(60,290)
Income tax expense	(563)	(2,299)	(4,197)	(5,918)
Deferred income taxes	97	1,864	254	4,186
Amortization of deferred debt issuance costs	774	772	3,085	3,978
Amortization of discount on notes payable	600	600	2,400	2,200
Payments for plant turnaround costs	(1,298)	(2,458)	(10,897)	(4,825)
Maintenance capital expenditures	(5,284)	(4,689)	(23,233)	(24,277)
Distributable Cash Flow	2,774	8,589	24,119	32,775
Principal payments under finance lease obligations	(4)	—	(9)	(9)
Investment in DSM Semichem LLC	—	—	(6,938)	—
Expansion capital expenditures	(2,909)	(4,908)	(18,493)	(11,034)
Adjusted Free Cash Flow	$(139)	$3,681	$(1,321)	21,732
(1) Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities.